AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                       WELLINGTON MANAGEMENT COMPANY, LLP

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and WELLINGTON MANAGEMENT COMPANY, LLP, a Massachusetts limited liability partnership and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of November 1, 2005 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Investors Series Trust ("Trust"); and

     WHEREAS, pursuant to the liquidation of certain funds from the Trust, the following investment portfolio needs to be removed from the Agreement:

     Jackson Perspective Money Market Fund

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 30, 2009, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 30, 2009, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 30th day of September, 2009.

JACKSON NATIONAL                              WELLINGTON MANAGEMENT
ASSET MANAGEMENT, LLC                         COMPANY, LLP

By:    /s/ Mark D. Nerud                      By:    /s/ Deane C. Nordin
Name:  Mark D. Nerud                          Name:  Deane C. Nordin
Title: President                              Title: Senior Vice President


                                   SCHEDULE A
                                   ----------
                               SEPTEMBER 30, 2009
                                    (Funds)
                             JNL Money Market Fund


                                   SCHEDULE B
                                   ----------
                               SEPTEMBER 30, 2009
                                 (Compensation)

                             JNL Money Market Fund
                             ---------------------
                 AVERAGE DAILY NET ASSETS        ANNUAL RATE
                 $0 to $750 Million:             .05%*
                 $750 Million to $1 Billion:     .04%*
                 Over $1 Billion:                .025%*

* The assets of the JNL/Select Money Market Fund of JNL Series Trust and the assets of the JNL Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.